Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement of Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust (Form N-2; File No. 333-267848).
We also consent to the incorporation by reference of our report dated August 1, 2022 on the financial statements and financial highlights of Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust included in the Annual Report to shareholders for the year ended May 31, 2022, into this Registration Statement filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tysons, Virginia

December 21, 2022